EXHIBIT 99

                                            FOR:   Consolidated Graphics, Inc.

                                    APPROVED BY:   Ronald E. Hale, Jr.
                                                   Vice President & Treasurer
                                                   (713) 529-4200

                                        CONTACT:   Betsy Brod/Nancy Healy
                                                   Media: Stan Froelich
                                                   Morgen-Walke Associates, Inc.
                                                   (212) 850-5600

FOR IMMEDIATE RELEASE

                   CONSOLIDATED GRAPHICS TO ACQUIRE FITTJE BROS.
                  PRINTING COMPANY IN COLORADO SPRINGS, COLORADO

     HOUSTON, TEXAS - December 11, 1997 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced the signing of a letter of intent to acquire Fittje Bros. Printing Company of Colorado Springs, Colorado. Fittje Bros., a high-quality color printer, is celebrating 25 years of service to Colorado Springs and the surrounding region.

     Peter Kugler, President of Fittje Bros. will continue to lead the company after the transaction is completed. Commenting on the announcement, Kugler said, "Joining Consolidated Graphics will further solidify Fittje Bros.' leadership position in our market. We have a long tradition of success providing superior service and the highest quality color products - a tradition that will be enhanced with the resources made available to us as part of Consolidated Graphics. It is a tremendous plus for both our customers and our employees."

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, stated, "Fittje Bros. will be a fine addition to the growing number of strong companies that comprise Consolidated Graphics. Pete Kugler and his dedicated employees share our commitment to providing outstanding customer service and quality. In addition, we are looking forward to expanding our already strong position in the Colorado market."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 28 companies with annualized revenues in excess of $265 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward looking statements. Consolidated Graphics'expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions that are subject to the execution of definitive agreements, general economic conditions, continued demand for its product, the availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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